Exhibit 99.1

SunPower (aka Complete Solaria, Inc.) Receives Notice of Deficiency from Nasdaq Related to Delayed Filing of Annual Report on Form 10-K

Annual Report on Form 10-K Filed on April 30, 2025

OREM, Utah (May 2, 2025) – SunPower, (aka Complete Solaria, Inc.) (“SunPower” or the “Company”) (Nasdaq: SPWR), today announced that it received an expected deficiency notification letter from the Listing Qualifications staff of The Nasdaq Stock Market LLC (“Nasdaq”) on April 28, 2025 (the “Notice”). The Notice indicated that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) because it did not timely file its Annual Report on Form 10-K for the annual period ended December 29, 2024 (the “2024 Form 10-K”). The Listing Rules require Nasdaq-listed companies to timely file all required periodic reports with the SEC. In accordance with Nasdaq’s listing rules, the Company had 60 calendar days after the Notice to submit a plan to regain compliance with the Listing Rule.

The Company’s Form 12b-25 notice (the “Form 12b-25”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 202 stated that the 2024 Form 10-K was delayed because the Company required more time to complete the procedures relating to its year-end audit and reporting process. The Company issued a further press release on April 19, 2025, stating its plan to file the 2024 Form 10-K on April 30, 2025. Subsequently, the Company filed the 2024 Form 10-K, including its audited financial statements, on April 30, 2025.

SunPower CEO, T.J. Rodgers said, “The legally required notice above can be simplified to ‘we filed our 10K (annual report) with the SEC 16 days late’ – on April 30, 2025 versus the April 14, 2025 deadline, triggering a Nasdaq warning to get the report filed – which has already happened. We and our independent auditors BDO knew of the deadline but needed to spend 14,000 hours of auditing time versus the typical 6,500 hours needed for a more mature company to get the 10K report done right. There is no penalty for the delay and no impact on shareholders.”

About the Company

The Company has become a leading residential solar services provider in North America. The Company’s digital platform and installation services support energy needs for customers wishing to make the transition to a more energy-efficient lifestyle. For more information visit www.sunpower.com.

Company Contacts:

Sioban Hickie

VP Investor Relations

IR@sunpower.com

(801) 477-5847

Source: SunPower